SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 14, 2005

LCNB CORP.

(Exact name of Registrant as specified in its Charter)

Ohio	0-26121	31-1626393
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification Number)

2 North Broadway, Lebanon, Ohio	45036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (513) 932-1414

N/A

(Former name or former address, if changed since last report)

Item 7.01.  Regulation FD Disclosure.

On November 14, 2005, LCNB Corp. issued the attached news release "LCNB Corp. Declared Fourth Quarter Dividend and Extends Share Repurchase Program."  The news release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.  This report should not be deemed an admission as to the materiality of any information contained in the news release.

The information furnished in Item 7.01 of this report shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01  Financial Statements and Exhibits.

(c)

Exhibits.

Exhibit 99.1  - News release dated November 14, 2005, titled "LCNB Corp. Declares Fourth Quarter Dividend and Extends Share Repurchase Program."

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

LCNB CORP.

Date: November 15, 2005	By: /s/ Steve P. Foster
Steve P. Foster Chief Financial Officer

Exhibit 99.1

TO ALL MEDIA:

FOR IMMEDIATE RELEASE

LCNB Corp. Declares Fourth Quarter Dividend and Extends Share Repurchase Program

Lebanon, Ohio: LCNB Corp. (OTCBB: LCNB). The Board of Directors of LCNB Corp. meeting today declared a Fourth Quarter Dividend of $.29 per share to be paid on December 15, 2005 to shareholders of record December 1, 2005.

In addition, the Board extended the “Market Repurchase Program” for the purchase by the company of LCNB Corp stock by increasing the shares authorized for repurchase to 200,000 total shares.

On April 17, 2001, LCNB's Board of Directors originally authorized three separate stock repurchase programs, two phases of which continue. The shares purchased are being held for future corporate purposes.

Under the "Market Repurchase Program" LCNB was authorized to purchase up to 100,000 shares of its stock through market transactions with a selected stockbroker. Through November 14, 2005, 95,422 shares have been purchased under this program.

The "Private Sale Repurchase Program" was also authorized for shareholders who wish to sell large blocks of stock at one time. Because LCNB's stock is not widely traded, a shareholder releasing large blocks may not be able to readily sell all shares through normal procedures.  Purchases of blocks will be considered on a case-by-case basis and will be made at prevailing market prices. There is no limit to the number of shares that may be purchased under this program. A total of 178,344 shares have been purchased under this program since its inception.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio. Affiliates of LCNB Corp. are Lebanon Citizens National Bank, founded in 1877, with twenty-one offices located in Warren, Butler, Clinton, Clermont, and Hamilton Counties, Ohio, and Dakin Insurance Agency, Inc., founded in 1876. Additional information about LCNB Corp. and information about products and services offered by Lebanon Citizens National Bank and Dakin Insurance Agency can be found on the Internet at www.lcnb.com and www.dakin-ins.com.

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